Exhibit 99.1

September 24, 2004

Gary Noon

2629 Caspia Lane

Summerland, CA 93067

Dear Gary:

We are pleased to make you an offer to join Diversa Corporation “Diversa” as a full-time employee. The terms of the employment offer supersede all previous employment discussions:

Title:	Senior Vice President, Pharmaceutical, reporting to Jay Short, President and Chief Executive Officer.

Starting Salary:	$25,000/month (less applicable deductions and withholdings). Compensation will be paid semi-monthly; annual salary divided by twenty-four (24) pay periods.

Annual Bonus:	You will be eligible to achieve a maximum bonus payout of up to 45% of your base salary as outlined in the Annual Bonus Plan. It is Diversa’s policy to prorate any potential merit based salary increases and/or bonus payouts based on the actual number of months employed during the first year of employment. All hires after October 1, 2004 will not be eligible for merit and/or bonus payout in February 2005.

Equity:	Subject to the approval of the Board of Directors, the terms of a separate stock option agreement and Diversa’s 1997 Equity Incentive Plan, you will be granted an option (the “Option”) to purchase 120,000 shares of Diversa’s Common Stock at an exercise price per share equal to one hundred percent (100%) of the fair market value of Diversa’s Common Stock on the date of grant. Such Option will be subject to vesting over four (4) years so long as you continue to be employed with the Company.

Sign on:	$50,000 (less applicable taxes). If you voluntarily terminate your employment within your first twenty-four (24) months with the Company, you will be obligated to reimburse Diversa a prorated amount of your sign-on bonus equal to 1/24 of such bonus for each remaining month.

Benefits:	You will be eligible to participate in medical, dental, vision, and life insurance benefits beginning on your date of hire. The cost of coverage for these benefits will be shared between you and Diversa. You will also be eligible to enroll in our 401(k) Plan on the first of the month following your date of hire, and in our Employee Stock Purchase Plan (ESPP) during designated enrollment periods.

External Board Memberships:	You may participate in two (2) external Boards assuming no conflict of interest with Diversa’s business and no impact on Diversa’s daily business operation. These Board positions will be subject to Diversa’s Board of Directors’ approval.

Vacation / Holidays:	Twenty (20) days paid vacation annually, accrued at a rate of 13.34 hours per month. Diversa offers thirteen (13) paid holidays during the year 2004. The Company reserves the right to evaluate and amend these benefits in support of business needs.

Invention and Non -Disclosure Agreements:	This offer of employment is subject to and expressly conditioned upon your execution of Diversa’s standard invention and non-disclosure agreement, Attachment A of this offer of employment.

Confidential Information:	In your work for Diversa, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Diversa. You agree that you will not bring onto Diversa’s premises or otherwise provide to any Diversa employees or consultants any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

At-Will:	In a dynamic environment in which Diversa does business, the company must be able to respond rapidly to business and technological changes. We are also aware that employees want the freedom to respond to changing career opportunities. For these reasons, employment at Diversa is on an at-will basis consistent with Diversa’s At-Will Employment Policy. This means you are free to terminate your employment and Diversa may terminate your employment, at any time with or without cause or advance notice. Any oral representations to the contrary are invalid. This at-will employment relationship cannot be changed except by written agreement signed by Diversa’s Chief Executive Officer.

Entire Agreement:	This letter agreement together with Attachment A form the complete and exclusive statement of the terms of your employment with Diversa. The employment terms in this letter agreement supersede any other agreements or promises made to you by anyone, whether oral or written. This offer of employment is subject to satisfactory proof of your right to work in the United States.

Gary, we are looking forward to working with you. If these terms are acceptable, please sign and return a copy of this letter, together with an executed copy of Attachment A to me on or before Thursday, September 30, 2004. Feel free to call me with any questions.

Sincerely,

Janice Kameir

Senior Director, Human Resources

Diversa Corporation

(858) 526-5102

I accept Diversa’s employment offer as set forth in this letter agreement:

/s/ Gary Noon	October 11, 2004
Gary Noon	DATE